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                                                                  Exhibit 10.14

                         Installment Business Loan Note


      Daraka Broadcasting, Inc.
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Due September 16, 1999                                 $150,000.00
No. 5408240,0100                                       Date  September 16, 1996


Promise to Pay: For value received, the undersigned (the "Borrower") promises to pay to NBD Bank (the "Bank") or order, at any office of the Bank in the State of Michigan, the sum of One Hundred Fifty Thousand and no/100------------ ----------------------DOLLARS ($150,000.00) plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of:


          % per annum (the "Note Rate") until maturity, whether by acceleration or otherwise, and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid; or

      1.50% per annum above the rate announced from time to time by the Bank as its "prime" rate (the "Note Rate"), which rate may not be the lowest rate charged by the Bank to any of its customers, until maturity, whether by acceleration or otherwise, and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid. Each change in the "prime" rate will immediately change the Note Rate.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payments which would for any reason be deemed unlawful under applicable law shall be applied to principal.

The Borrower will pay this sum in thirty-five (35) consecutive monthly installments of $1,962.00, including interest, beginning October 16, 1996 and continuing monthly until September 16, 1999 at which time the entire balance of unpaid principal plus accrued interest shall be due and payable immediately. Each payment will be applied first to accrued interest, then to principal.

Loan Agreement: [complete if applicable] This note evidences a debt under the terms of a Credit Agreement between the Bank and the Borrower dated
September 16, 1996 and any amendments.

Prepayment: If a fixed interest rate is specified above, the Borrower may prepay all or any part of the principal balance of this note on one business day's notice provided that, in addition to all principal, interest and costs owing at the time of prepayment, the Borrower pays a prepayment premium equal to the Current value of (i) the interest that would have accrued on the amount prepaid at the Note Rate, minus (ii) the interest that could accrue on the amount prepaid at the Treasury Rate. In both cases, interest will be calculated from the prepayment date to the maturity dates of the installments being prepaid. Such maturity dates shall be determined by applying the prepayments to the scheduled installments of principal in their inverse order of maturity. "Treasury Rate" means the yield, as of the date of prepayment, on United States Treasury bills, notes or bonds, selected by the Bank in its discretion, having maturities comparable to the scheduled maturities of the installments being prepaid. "Current Value" means the net present value of the dollar amount of the interest to be earned, discounted at the Treasury Rate. In no event shall the prepayment premium be less than zero. The Borrower's notice of its intent to prepay shall be irrevocable. If the balance of this note is accelerated in accordance with the terms of this note, the resulting balance due shall be considered a prepayment due and payable as of the date of acceleration. The Borrower agrees that the prepayment premium is a reasonable estimate of loss and not a penalty. The prepayment premium is payable as liquidated damages for the loss of bargain and its payment shall not in any way reduce, affect or impair any other obligation of the Borrower under this note.

Security: To secure the payment of this note and any other present or future liability of the Borrower, whether several, joint or joint and several, the Borrower pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):


1. All securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);

2. All property or securities declared or acknowledged to constitute security for any past, present or future liability of the Borrower to the Bank;

3. All balances of deposit accounts of the Borrower with the Bank;

4. The following additional property: REM dated 12/12/95, recorded 12/27/95, L269, P56, on property located at 1491 M-32 W., Alpena. REM dated 9/16/96 on property located on Manning Hill, Alpena, Guaranty.

Bank's Right to Setoff: The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this note in whole or partial payment of this note or other present or future liabilities, without any requirement of mutual maturity.

Representations by Borrower: Each Borrower represents: (a) that the execution and delivery of this Note and the performance of the obligations it imposes, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this Note is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each borrower, if other than a mutual person, further represents: (a) that it is duly organized, existing and in good standing under the laws where it is organized; and (b) that the execution and delivery of this Note and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement governing its affairs.

Waiver of Jury Trial: The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this note or any related instrument or agreement or any of the transactions contemplated by this note or any course of conduct, dealing, statements, whether oral or written, or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

     See reverse side for additional terms and conditions              Borrower:
                Including events of default


Address: 1491 M-32 West                    Daraka Broadcasting, Inc.
         Alpena, MI 49707

Address:                                   By: /s/ Robert M. Currier
                                               ---------------------------------
                                               Robert M. Currier, President